Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (the “Agreement”) is made and entered into effective this 19th day of January, 2005 by and among Verdisys, Inc., a California corporation (“Verdisys”), Eric McAfee (“McAfee”), Edge Capital Group, Inc., a California corporation (“Edge Capital”), and certain entities affiliated with Robert Frazier, Sr. listed on the signature page hereto (the “Frazier Entities”).

A. McAfee, Verdisys, Edge and various other persons and entities are parties to that certain lawsuit Verdisys, Inc. vs. Edge Capital Group, Inc. vs. Verdisys, Inc. et al, Cause No. 04-01-00604-CV, In the District Court of Montgomery County, Texas, 359th Judicial District (the “Edge Capital Lawsuit”) and each desire to fully settle and resolve such dispute as between themselves.

B. In connection with the resolution of the Edge Capital Lawsuit, McAfee, Verdisys, Edge, and the Frazier Entities have entered in that certain Memorandum of Understanding effective as of October 4, 2004 and subsequent Term Sheet dated December 29, 2004 (collectively called the “MOU”).

C. The MOU contemplates that certain parties to the Edge Capital Lawsuit would enter into this Agreement to settle all outstanding litigation and disputes among the parties.

D. Each party has consulted with counsel of its choice, engaged in arm’s length negotiations, and have agreed to compromise, settle, and resolve the Edge Capital Lawsuit, such that it is knowingly and voluntarily entering into the settlement and compromise of such claims evidenced by this Agreement.

E. The parties have concluded that it would be in the best interests of each party to enter into this Agreement in order to avoid the uncertainties, expense, inconvenience and burdens of litigation.

NOW, THEREFORE, in consideration of the foregoing and the mutual and respective releases, covenants and undertakings and in full, complete and final settlement of such claims and controversies, the parties agree as follows:

1.	This Agreement Is Not an Admission.

The parties hereto agree that this Agreement, and any and all negotiations, documents and discussions associated with it, shall not be deemed or construed to be an admission or evidence of any violation of any contractual provision, statute, law, rule or regulation or of any liability or wrongdoing by any of the parties hereto, or of any absence of wrongdoing or of limitation of damage or injury, and shall not be used, directly or indirectly, as evidence thereof, in any way in any action or proceeding.

2.	Binding Effect.

Each party is entering into this Agreement on behalf of itself, and, to the extent not prohibited by applicable law, its agents, affiliates, stockholders, partners, employees, directors, representatives, successors and assigns. This Agreement shall be binding upon, and inure to the benefit of, each party and, to the extent not prohibited by applicable law, its agents, affiliates, stockholders, members, partners, employees, directors, managers, representatives, successors and assigns.

3.	Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on or before February 2, 2005 (the “Closing Date”), unless mutually extended by the parties hereto. The parties shall use their respective best efforts to complete the Closing by the Closing Date, unless extended by mutual agreement of the parties.

4.	Deliveries by McAfee & Verdisys.

McAfee represents and warrants that he beneficially owns 500,000 shares of common stock of Natural Gas Systems, Inc. (“NGS”) which has been delivered by McAfee into escrow and will be sold at the direction of McAfee pursuant to a valid exemption from the registration requirements under the Act and applicable provisions of state blue sky laws. McAfee shall deliver to the escrow agent the net proceeds from such sale or transfer on or prior to January 31, 2005 (the “Required Date”). In the event that McAfee fails to deliver the proceeds from the sale of the NGS stock on or before the Required Date, as described herein, this Agreement shall become null and void unless otherwise extended in writing by Edge Capital.

The escrow agent will also receive from Verdisys a certificate in the name of Edge Capital for 750,000 shares of Verdisys common stock with registration rights and a Warrant for the purchase of 750,000 shares of Verdisys common stock for a three year period and an exercise price of $1.00. Upon receipt by the escrow agent of (i) funds in the amount of $625,000; (ii) 750,000 common shares of Verdisys common stock (iii) a Warrant Agreement for 750,000 common shares; and (iv) execution and delivery to the escrow agent of this Agreement by all parties; and (v) completion of the other deliveries specified in this agreement, at the Closing, the escrow agent upon written instruction shall simultaneously (i) wire transfer in immediately available funds the aggregate sum of $625,000 in the following amounts to the following Frazier Entities: (a) $500,000 to First Merit Bank for the Frazier line of credit, (b) $125,000 to Frazier Ltd., and (ii) deliver to Edge Capital a certificate representing 750,000 shares of common stock of Verdisys, no par value and (iii) the Warrant described above. Any funds remaining in the escrow account shall be distributed to Verdisys via wire transfer.

Further, Verdisys shall register the 250,000 shares of Verdisys held by Edge Capital and the 20,000 shares held by Robert C. Frazier Sr. by January 15, 2005.

5.	Other Undertakings by Verdisys.

Verdisys shall transfer full title to one Landers rig to Edge Capital for the license period of sixty months as follows:

a.	The rig shall be delivered to Edge Capital within thirty days following the Closing . At the end of the license term, Edge Capital shall return the rig and transfer full title back to Verdisys.

b.	The rig will be delivered to Edge Capital in good operating condition. Edge Capital shall lease the rig solely for the purposes for which it is intended. Upon expiration of the sixty month period, Edge Capital shall deliver the rig back to Verdisys in the same condition as it was delivered to Edge Capital.

c.	Costs of moving the rig and upgrading the down-hole equipment to meet Verdisys new standards shall be for the account of Edge Capital.

d.	Edge Capital agrees to pay Verdisys $2,500 per well drilled and ten per cent of pre-tax revenue generated by the rig as cash is received from oil & gas revenue from each well. Edge Capital agrees to account for and pay such payments monthly in arrears. It further agrees to provide annual audit rights to Verdisys to review such payments.

e.	Verdisys shall enter into an Operating Agreement with Edge Capital should both parties desire, containing such terms and conditions as the parties mutually agree.

Verdisys shall enter into an agreement with Edge Capital to sub license the Landers technology to Edge Capital within thirty days of executing this Agreement as follows:

The term shall be for five years.

f.	The geographical area shall be Canada and the U.S.

g.	The sub license is restricted to production sharing agreements and specifically shall prohibit the provision of service work.

h.	The only exception to the preceding section 5 f. shall be when Verdisys elects to refer such work to Edge Capital, in which case it will make the referral within ten business days of project evaluation. Edge Capital shall pay Verdisys a royalty of five per cent of pre-tax revenue as cash is received from oil & gas revenue. Edge Capital agrees to account for and pay such payments monthly in arrears. It further agrees to provide annual audit rights to Verdisys to review such payments.

i.	Edge Capital shall be bound by all the same stipulations under the Landers License agreement, excluding the payment of $500 per well to Landers.

Verdisys shall pay Edge Capital a fee for any service work it originates and from which Verdisys generates revenue in a contemplated Co-marketing agreement, which has not yet been negotiated.

6.	Termination of Certain Agreements and Rights.

Upon Closing, all contracts, agreements and understandings, whether written or oral, actual or purported (collectively the “Edge Contracts”), between Verdisys and Edge Capital and/or any of Edge Capital’s respective affiliates and assignees, including any of the Frazier Entities or their respective affiliates or assignees, are hereby terminated without liability or penalty regardless of anything to the contrary in such Edge Contracts, including, but not limited to, the following Edge Contracts: that certain purported Sale Agreement dated November 19, 2003 between Verdisys and Edge Capital, as may have been amended; that certain Operations Agreement dated June 16, 2003 by and between Verdisys and Edge Capital, as amended (the “Operations Agreement”); and that certain Lateral Drilling Service Standard Agreement Edge Capital Group and Verdisys, Inc. dated September 27, 2003, as amended (the “Lateral Drilling Services Agreement”). Upon Closing, Verdisys waives the right to collect that certain account receivable in the amount of approximately $1.5 million that relates to alleged services performed by Verdisys for Edge Capital in connection with the Operations Agreement and the Lateral Drilling Services Agreement. Upon Closing, Edge Capital waives and releases Verdisys from all and any claims which Edge Capital or any of its affiliates or assignees may have including without limitation those which relate to or arise out of the certain Verdisys Corporate Guarantee, purportedly executed by Dan Williams on behalf of Verdisys in favor of Edge Capital dated as of July 18, 2003, as amended (the “Guarantee”). Upon Closing, the Guarantee is terminated regardless of anything to the contrary in the Guarantee. Notwithstanding the above, the obligations of the parties pursuant to this Agreement shall survive the execution of this Agreement.

7.	Registration Obligations, etc.

Upon the Closing, except to the extent that the Verdisys Shares may be resold pursuant to Rule 144 as promulgated under the Securities Act of 1933, as amended (the “Securities Act”) or any other rule or regulation of the SEC that may at any time permit Edge Capital to sell the shares to the public without registration, with respect to the Verdisys Shares transferred to Edge Capital pursuant to this Agreement, Verdisys shall use its commercially reasonable best efforts to file a registration statement on Form SB-2 (the “Registration Statement”) within 90 days after the date of Closing, and use its commercially reasonable best efforts to ensure that such registration statement is declared effective by the SEC within 150 days from the date of Closing, and subject to the provisions of this Agreement, and will use its commercially reasonable best efforts to keep the Registration Statement continuously effective until all of such shares have been sold. So long as Verdisys has a class of securities registered pursuant to Section 12 of the Exchange Act and so long as the Verdisys Shares are “restricted securities” (as defined in Rule 144), with a view of making available to Edge Capital the benefits of Rule 144 under the Securities Act and any other rule or regulation of the SEC that may at any time permit Edge Capital to sell the shares to the public without registration, Verdisys agrees to use its commercially reasonable best efforts to: make and keep public information available, as those terms are understood and defined in Rule 144, at all times; file with the SEC in a timely manner all reports and other documents required of Verdisys; and make available to Edge Capital, so long as Edge Capital owns the Verdisys Shares and such shares are “restricted securities” a copy of the most recent annual or quarterly report of Verdisys and such other SEC reports and documents filed by Verdisys and such other information (but not opinion of counsel) as may be reasonably requested by Edge Capital seeking to avail itself of any rule or regulation of the SEC with permits the selling of any such securities without registration.

8.	Solarcom, etc.

Each of the parties hereto shall use their respective best efforts to cooperate with Edge Capital in its efforts to obtain mutual releases from the Edge Capital Lawsuit of Solarcom, De Lage Landen Financial Services and Allen Voigt. Edge and Verdisys have agreed to equally share the cash costs of this settlement, up to a maximum aggregate amount of $70,000.

9.	Mutual Releases; Indemnity.

In consideration for this settlement and the additional consideration reflected in this Agreement, the receipt and sufficiency of which are hereby acknowledged and confessed, upon the Closing, each party, on behalf of themselves and, to the extent not prohibited by applicable law, their respective agents, affiliates, stockholders, partners, members, employees, directors, managers, representatives, successors and assigns do hereby RELEASE, ACQUIT AND FOREVER DISCHARGE the other parties and their respective agents, affiliates, stockholders, partners, members, employees, directors, managers, representatives, successors and assigns from and agree not to encourage, cooperate with or assist any third party to assert any and all manner of claims, demands and causes of action of whatsoever nature whether known or unknown, direct or indirect, personal or received by assignment, suspected or unsuspected, asserted or which could have been asserted, under common law and/or statute, including, but not limited to, any federal statutes or regulations, state statutes or regulations, any claim for breach of contract or detrimental reliance, fraud, breach of fiduciary duty, conversion, negligence, conspiracy, misrepresentation and including actual damages, punitive or exemplary damages, treble damages, damages for any violation of statute, regulation or law, or any other kind of expense, loss or damage of any kind or character, of whatever description, or any other cause of action under any other legal theory (the “Claims”), related to any event, conduct or activity which occurred prior to the Closing or relating to any other acts, omissions, events, occurrences, happenings or circumstances occurring or existing prior to the Closing, in each case arising out of or relating to the Edge Capital Lawsuit, the events, conduct, actions, or omissions which in any way serve or may serve as the basis for allegations or claims in the Edge Capital Lawsuit, or the Edge Contracts.

Edge Capital Group, Inc, The Frazier Related Entities nor any of it’s directors or associates shall act in any way as to entice any third party to proceed into litigation with Verdisys or their respective agents, affiliates, stockholders, partners, members, employees, directors, managers, representatives, successors and assigns.

10.	Agreed Motions to Dismiss.

The parties agree that upon the delivery of all consideration required pursuant to paragraphs 1 through and including 5, that they will promptly file, with respect to each other, a Nonsuit with prejudice for the Edge Capital Lawsuit. Each party further agrees to have orders signed effecting dismissal of each of the parties to the Edge Capital Lawsuit with prejudice. The form of such motions and orders are attached hereto as Exhibit B.

11.	No Undue Influence.

As further consideration, each party represents to the other parties that they have not relied on or otherwise been influenced in the making of this Agreement by any representations, promises or statements made by any other party to this Agreement or any agent, attorney, or other representative of a party to this Agreement, that are not included among the express terms set forth in this written Agreement, that they have read and fully understand this Agreement, they understand that the terms of the settlement are contained only in this written Agreement, and that there are no representations or agreements of any kind not expressly set forth herein, including, but not limited to, the Edge Capital Lawsuit or any defenses the parties may or may not have had to the Edge Capital Lawsuits, and that they realize this settlement is final and conclusive and it is their desire that it be final and conclusive as provided herein.

12.	No Transfer of Rights.

As further consideration, each party does hereby expressly warrant and represent to the other parties of this Agreement that each has not assigned, pledged or otherwise in any manner whatsoever sold or transferred either by instrument in writing, or otherwise, any right, title, interest or claim which each has or may have by reasons of the Edge Capital Lawsuits.

13.	Authorization to Enter Into Agreement.

Each party represents that (i) it has received all required approvals for, and is authorized to engage in, the execution, delivery and performance of this Agreement, and (ii) this Agreement has been duly executed and delivered by such party and constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors rights and remedies. Each party represents and warrants to the other parties that they have all requisite power and authority to conduct their business as presently conducted.

14.	Termination of Agreement.

If any party shall materially fail to perform his or its obligations hereunder, then this Agreement shall be null and void and only the obligations of this paragraph shall survive. In such event, all the parties hereto shall fully cooperate to obtain from the 359th Judicial District Court of Montgomery County, Texas, an amended scheduling order that will permit the parties adequate time to complete all pre-trial proceedings and discovery, which were otherwise delayed by the negotiation and execution of this Agreement.

15.	Integrated Agreement, No Waiver.

This Agreement constitutes the entire, complete, and integrated statement of each and every term and provision agreed to by and among the parties relating to its subject matter and is not subject to any condition not provided for herein. This Agreement shall not be changed, modified, or supplemented except by a writing executed by the parties. No failure or delay by any party exercising any right, power or privilege hereunder shall operate as a waiver thereof, not shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any right, power or privilege thereunder.

16.	No Party is Drafter.

None of the parties hereto shall be considered a drafter of the Agreement or any provision hereof for the purpose of any statute, case law or rule of interpretation or construction that might cause any provision to be construed against the drafter hereof.

17.	Legal Advice.

Each party has received independent legal advice from attorneys of its choice with respect to the advisability of making this Agreement and entering into the releases, covenants and undertakings provided herein.

18.	Choice of Law.

This Agreement shall be governed and construed under Texas law without regard to choice of law principles.

19.	Counterparts.

This Agreement may be signed in multiple counterparts, each of which shall constitute an original. Facsimile signatures of this Agreement may be exchanged which shall have the same legal effect as executed originals, provided that the parties shall exchange originally executed signatures of this Agreement as soon thereafter as practicable.

20.	Notices.

All notices or other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, transmitted by telecopier (with receipt confirmed) or three business days after mailed by registered or certified first class mail, postage prepaid, return receipt requested to the parties hereto at the address set forth below (as the same may be changed from time to time by notice similarly given) or at the last known business or residence address of such other person as may be designated by either party hereto in writing.

Notices:

Edge Capital Group, Inc.	22349 La Palma Ave., Suite D110 Yorba Linda, CA 92887 Attn: Scott Sossen

Frazier Entities	3636 Copley Rd. Copley, Ohio 44321 Attn: Robert C. Frazier

Eric McAfee	10600 N. De Anza Blvd., Suite 250 Cupertino, CA 95014

Verdisys, Inc.	14550 Torrey Chase, Suite 330 Houston, Texas 77014 Attn: John O’Keefe

[ONLY SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day first above written.

Verdisys, Inc.

By:	/s/ DAVID M. ADAMS
Printed Name:	David M. Adams
Title:	President & Co-CEO

Edge Capital Group, Inc.

By:	/s/ SCOTT SOSSEN
Printed Name:	Scott Sossen
Title:	President & CEO

Fraizer Ltd., First Health Network, Inc. Benefit Services Agency, Inc. S&F Industries

By:	/s/ ROBERT C. FRAZIER
Printed Name:	Robert Frazier
Title:	Authorized Signatory

/s/ ERIC A. MCAFEE
Eric McAfee